Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY PROVIDES THIRD QUARTER DRILLING AND PRODUCTION ACTIVITY UPDATE; THIRD QUARTER PRODUCTION RISES 83% OVER SECOND QUARTER

Houston, November 14 Dune Energy, Inc. (“Dune” or the “Company”) (Amex: DNE) announced today that third quarter production volumes totaled 3.0 Bcfe, and averaged 33.4 Mmcfe/d. This represents an increase of 83% over second quarter volumes, which totaled 1.7 Bcfe. The acquisition of Goldking Energy which closed May 15, 2007, was only included for 45 days during the second quarter. Current volumes are slightly more than 40 Mmcfe/d. Dune anticipates exiting the year at approximately 55 Mmcfe/d. Since Dune’s acquisition of Goldking, the focus of the Company has been to drill proved undeveloped (PUD) locations and low risk step out wells both in the Barnett Shale and onshore the Gulf Coast. Detailed below is a synopsis of the drilling program initiated since the completion of the Goldking transaction, as well as resultant volumes.

GARDEN ISLAND BAY, PLAQUEMINES PARISH, LOUISIANA

A 6 well drilling program has just been completed, with 3 wells remaining to be placed on production by year end. The field is presently producing some 1,660 Boe/d(10.0Mmcfe/d), up from about 830 Boe/d (5Mmcfe/d) at the beginning of the year. Dune has a 100% WI at Garden Island Bay.

BARNETT SHALE, DENTON AND WISE COUNTIES, TEXAS

Since the completion of the Goldking acquisition, 10 wells have been placed on production as part of Dune’s active extensional drilling program. Management anticipates that an additional 5 wells will be completed prior to year end. Currently, Dune is netting some 8.5 Mmcfe/d from the Barnett Shale, as compared with 4.0 Mmcfe/d at the beginning of 2007. Dune typically holds a 100% WI in its Barnett Shale properties through completion and 90% WI thereafter reflecting the “drill to earn” program.

SOUTH FLORENCE, VERMILLION PARISH, LOUISIANA

The Watkins #119 was drilled to a total depth of 9,325 feet, and is producing approximately 1.0 Mmcfe/d. The South Florence Field is presently producing 6.0 Mmcfe/d, up from 5.0 Mmcfe/d at the beginning of the year. Dune holds a 100% WI at South Florence.

BAYOU COUBA, ST. CHARLES PARISH, LOUISIANA

CHOCOLATE BAYOU, BRAZORIA COUNTY, TEXAS

The Fee #5 at Bayou Couba and the Weiting #30 at Chocolate Bayou are presently drilling. Dune has a 92% WI in the Fee #5 well, and a 100% WI in the Weiting #30 well. These wells are targeting PUD reserves plus unbooked exploratory potential and are expected to reach total depth prior to year end. Management anticipates the wells will be placed on production in early 2008.

DELAWARE DEEP PROSPECT, SWEETWATER COUNTY, WYOMING

Dune owns a 30% non-operated WI in a 13,500 foot exploratory well targeted to test high reserve potential seismically defined anomalies. The well is preparing to spud, and should be down prior to year end 2007.

The aforementioned drilling operations, in concert with an ongoing workover program at Garden Island Bay, Bateman Lake, Live Oak and Comite, should add to production volumes and allow Dune to exit calendar 2007 at approximately 55 Mmcfe/d. Management expects guidance for 2008 volumes will be provided in early 2008.

HOUSTON ENERGY FINANCIAL FORUM

On November 14, 2007 Alan D. Gaines, Chairman of the Board of Directors, and James A. Watt, Chief Executive Officer and President, will be speaking at the Houston Energy Financial Forum at the Hotel ZaZa in Houston, Texas. The presentation will be displayed on Dune’s website.

James A. Watt, CEO and President stated, “We are quite pleased with the excellent results achieved from our aggressive drilling program and attendant production volumes, implemented after the closing of the Goldking transaction. We expect to continue our focus on PUD drilling in early 2008 in order to continue to add incremental volumes. However, as the year progresses, Dune will increase capital expenditures for exploratory projects, which, if successful, could add substantial production, cash flow and proved reserves by year end 2008.”

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB/A filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300